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                                                                     EXHIBIT 1.1


                       CHINA YUCHAI INTERNATIONAL LIMITED
           16 Raffles Quay #26-00 Hong Leong Building Singapore 048581
                    Tel : (65) 6220 8411 Fax : (65) 6226 0502


FOR IMMEDIATE RELEASE


  A DIVIDEND OF APPROXIMATELY US$37 MILLION FROM ITS SUBSIDIARY GUANGXI YUCHAI MACHINERY COMPANY LIMITED WILL BE PAYABLE TO CHINA YUCHAI INTERNATIONAL LIMITED

Singapore, September 5, 2003 - China Yuchai International Limited (CYI) is pleased to announce that its subsidiary, Guangxi Yuchai Machinery Company Limited (Yuchai) following continued strong performance, has declared an additional Rmb0.85 dividend per share to all shareholders.

CYI, a significant shareholder of Yuchai, will be entitled to approximately US$37 million.

"I am very pleased to once again announce good news to shareholders. In recognition of its continued strong performance, Yuchai today declared this additional dividend to its shareholders," said Mr Wrix Gasteen, President of CYI.

Upon receipt of this additional dividend from Yuchai, the Board of CYI is expected to consider the declaration of an additional interim dividend for the year ending 31 December 2003.



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China Yuchai International Limited
Executive Office
16 Raffles Quay
#26-00 Hong Leong Building
Singapore 048581
Tel: (65) 6220 8411
Fax: (65) 6226 0502

Contact persons: Mr Wrixon F. Gasteen, President
                 Mr Philip Ting, Chief Financial Officer